MODIFICATION OF EMPLOYMENT AGREEMENT

                   CANCELLATION OF CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT is made and entered into as of this 30th day of April, 1997, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Robert D. Leahy, of 307 Blockhouse Road, Greenville, SC 29615 (the "Executive").

         WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of March 15, 1993 (the "Employment Agreement") and a Change in Control Agreement dated as of November 1, 1995 (the "Change in Control Agreement"); and

         WHEREAS, the Executive and the Corporation wish to terminate the Executive's employment as Vice President-Corporate Relations and provide for certain severance benefits.

           NOW, THEREFORE, the parties hereto agree to the following:

1. Change in Control Agreement. The Change in Control Agreement will terminate as of April 30, 1997.

2. Employment Agreement. The Employment Agreement is hereby modified as follows:

           (a) Term. Section 2 of the Employment Agreement is amended in its entirety to read as follows:

                             "2. Term. The term of this Agreement will end on
                    April 30, 1998, unless terminated earlier by the Executive's death. In the event of the Executive's death, all amounts remaining unpaid under Sections 5(a) and (b), and the last sentence of Section 5(e), shall immediately become due and will be paid within sixty (60) days of the Executive's death."

           (b) Position and Duties. Section 3 of the Employment Agreement is amended in its entirety to read as follows:

                    "3. Position and Duties. Throughout the term hereof, the Executive will have the employment status of a salaried exempt employee. The Executive is relieved as of April 30, 1997, of the obligation to devote his full working time to the performance of duties under his Employment Agreement."


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           (c)      Compensation and Benefits.  Section 5 of the Employment
                    Agreement is replaced and amended in
                    its entirety to read as follows:

                    "5.  Compensation and Benefits.

                             (a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate in substantially equal periodic installments on the Corporation's regular pay dates for the period ending April 30, 1998. All applicable taxes and other authorized deductions will be deducted from each paycheck.

                             (b) Bonus Plan. In addition to the base salary, the Executive will be entitled to a bonus equal to 16/12 times the bonus amount paid in 1997 for the calendar year 1996, to be paid on August 1, 1997, and subject to all applicable withholding requirements. This bonus is in lieu of any bonus for which the Executive may have been eligible under the Corporation's 1997 or 1998 Annual Incentive Plans (or any other bonus plans).

                             (c) Benefit Plans. The Corporation will make contributions on the Executive's behalf to the Corporation's various benefit plans and programs (except for disability and business travel accident insurance) in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time and in accordance with the provisions hereof. The Executive will continue to be responsible for all required employee contributions. From and after April 30, 1997, the Executive will not be eligible to receive any stock option or equity participation right awards or to participate in the disability or business travel accident insurance benefit plans.

                             (d) Vacations. The Executive will be entitled to be paid in a lump sum for all vacation accrued as of April 30, 1997, but will no longer accrue vacation from and after April 30, 1997.

                             (e) Perquisites. The Executive will be entitled to outplacement assistance for up to twelve months as determined and paid for by the Corporation, and will continue to be entitled to all other perquisites to which he is currently entitled by virtue of his position until April 30, 1998. In addition, the Executive will be paid the sum of $40,000 (subject to all withholding requirements) on August 1, 1997, as a relocation allowance."

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           (d)      Noncompetition.  Section 7 of the Employment Agreement is
           hereby deleted.

           (e) Severance Pay. Section 8 of the Employment Agreement is replaced and amended in its entirety to read as follows:

                    "8. Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from the date hereof through April 30, 1998. This terminal paid leave of absence is in lieu of any severance pay the Executive would otherwise be entitled to. The Executive's entitlement to benefits under the Corporation's health, life insurance, retirement, stock option (except for new awards), equity participation rights (except for new awards), and savings (but not disability or business travel accident insurance) plans, policies or arrangements will not, except as otherwise required by law or regulation or provided in this Modification, be affected by the Executive's leave of absence status and will continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the terminal paid leave of absence. The Executive will no longer participate in the Corporation's disability or business travel accident benefit plans."

           (f) Governing Law. Section 11 is hereby amended in its entirety to read as follows:

                    "11. Governing Law. The Employment Agreement and this Modification of Employment Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware."

           (g) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

3. Nondisclosure Obligation. The Executive agrees not to take any actions or make any statements to the public, future employers, business associates, clients, customers, the media, current, former or future employees, or any other third party whatsoever that reflect negatively on the Corporation, and not to express any opinions concerning the Corporation, its affiliates, officers, directors, shareholders, employees and/or its operations that shall reflect negatively upon same.

4. Equity Participation Rights. The Human Resources and Compensation Committee of the Board of Directors has agreed to


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amend the Executive's Equity Participation Right Agreement dated as of January
22, 1997, to make it exercisable as to all 3000 units as of January 22, 1998, provided such Agreement has not sooner expired by its terms.

5. Effectiveness Contingent Upon Release. This Modification shall not be effective unless and until the Executive has executed a certain Waiver and Release Agreement (the "Release Agreement") by no later than April 22, 1997, and the applicable seven-day revocation period provided for therein has expired. If the Executive should breach the terms of the Release Agreement in the future, this Modification (except for Section 3, which shall continue in full force and effect), the Employment Agreement (except for Sections 6 and 7, which Sections shall continue in full force and effect) and the Change in Control Agreement shall immediately become null and void, and be deemed canceled. In addition, the Executive shall be required to repay all but $500 of the monetary benefits which the Executive has received under the terms of this Modification.

6. Binding Agreement. Except as provided in Section 5 above, this Modification and the Employment Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs,executors, administrators and successors of the Executive, but this Modification may not be assigned by the Executive.

        IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED



By /s/Richard F. Frisch                              /s/Robert D. Leahy
Name:Richard F. Frisch                               Robert D. Leahy
Title: Vice President - Human                        Date signed: 4/24/97
Resources
Date signed: 4/23/97





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